FIRST AMENDMENT TO RIGHTS AGREEMENT


     Pursuant to Section 26 of that certain Rights Agreement, dated as of December 4, 1995 (the "Rights Agreement"), between 3D Systems Corporation, a Delaware corporation (the "Company"), and U.S. Stock Transfer Corporation, as "Rights Agent," the term "Final Expiration Date," as defined in clause (i) of
Section 7(a) of the Rights Agreement, has been amended and restated by action of the Board of Directors of the Corporation on March 2, 2004 to read in its entirety as follows:

          "(i) the close of business on March 3, 2004 (the "Final Expiration
               Date")"

     IN WITNESS WHEREOF, the U.S. Stock Transfer Corporation, as Rights Agent under the Rights Agreement, has caused this First Amendment to Rights Agreement to be duly executed as of March 2, 2004.


                                    U.S. STOCK TRANSFER CORPORATION, as
                                    Rights Agent



                                    By:   /s/  William Garza
                                        ------------------------------------
                                        Name:  William Garza
                                        Title: Vice President